UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2008

 ETRIALS WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50531	20-0308891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Aerial Center Parkway, Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 653-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 4, 2008, the Board of Directors granted shares of our restricted Common Stock to our Chief Executive Officer and stock options to a member of our Board of Directors.

The Board also approved a 2008 Executive Incentive Bonus Plan.  A copy of that plan is included as Exhibit 99.1 to this Report.

On the same day, the Compensation Committee of the Board made awards under the plan to seven executive officers, which can be earned based on performance criteria for year 2008.

The plan and all grants and awards described above are described in greater detail in Item 5.02 of this Report and are incorporated into this Item by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restricted Stock Award for Eugene Jennings

On March 4, 2008 our Board of Directors granted Eugene Jennings, our Chief Executive Officer, 100,000 restricted shares of our Common Stock, subject to a risk of forfeiture if his employment terminates before the shares vest.  The shares vest in sixteen equal quarterly installments on the fourth days of March, June, September and December, beginning on June 4, 2008.  The grant was made pursuant to our 2005 Performance Equity Plan and is subject to the terms and conditions of that plan.  The purchase price per restricted share is $0.0001.  The closing sale price of our Common Stock on the grant date was $2.39 per share.

Stock Option Grant for Kenneth Jennings

On March 4, 2008, our Board of Directors granted Kenneth Jennings, a member of our Board of Directors, nonqualified stock options to purchase 50,000 shares of our Common Stock.  The options have a term of five years from the date of grant, an exercise price of $2.39 per share, which was the closing sale price of our Common Stock on the grant date, and vest in four equal annual installments on March 4th of 2008, 2009, 2010 and 2011.

Approval of 2008 Incentive Bonus Plans

On March 4, 2008, our Board of Directors decided to create a more formal framework for making decisions about annual bonuses to be paid to our executive officers and other employees.

The Board approved a new 2008 Executive Incentive Bonus Plan (the "Executive Incentive Bonus Plan"), for officers and employees of the Company.  The Executive Incentive Bonus Plan authorizes the Compensation Committee of the Board to make grants of cash, restricted stock, stock options or other securities to officers and employees in connect with annual bonus awards.  Stock and options granted pursuant to the Executive Incentive Bonus Plan will generally be under the terms of the Company's 2005 Performance Equity Plan, which has been approved by the stockholders of the Company (the "2005 Performance Equity Plan"), unless an exemption from NASDAQ stockholder approval rules applies to a particular grant.  Grants under the 2005 Performance Equity Plan will reduce the number of shares available for other grants under the 2005 Performance Equity Plan.  Consequently, the actions of the Board did not increase the number of shares reserved for compensation purposes and will only have the effect of creating more structure to the process by which we make our annual bonus awards.

The Board also recommended to the Compensation Committee that the Compensation Committee make bonus awards under Executive Incentive Bonus Plan for specified executive officers of the Company and suggested for each executive officer amounts for total bonus, the percentage of cash and restricted to stock to be included in the total bonus and the target performance standards required to earn bonuses for 2008 performance.

The Compensation Committee of the Board considered the Board's recommendation and on March 4, 2008 approved specific bonus awards for seven of our executive officers, including our Principal Executive Officer, Principal Financial and Accounting Officer, and Principal Operating Officer.  The principal terms and the amounts of the awards for specific officers is described below.

A copy of the Executive Incentive Bonus Plan is attached as Exhibit 99.1 hereto and is incorporated by reference herein.  A copy of our 2005 Performance Equity Plan, as amended through September 7, 2007 is filed as Exhibit 10.47 to our Quarterly Report on Form 10-QSB filed on November 13, 2007 and is incorporated by reference herein.

Summary of Primary Terms of Awards

The awards approved on March 4, 2008 provide that 50% of the bonus for performance during 2008 is payable in shares of restricted common stock, unless an executive officer elects to receive a greater portion of the bonus in restricted stock.  Any election by an executive officer to receive more than 50% of the bonus in restricted stock is required to be received on or before March 4, 2008 and cannot be changed after that date.  Two of our officers elected to receive greater than 50% of their bonus award in shares of restricted stock.  The purchase price of the shares is $0.0001 per share.  The remainder of the bonus is to be paid in 2009 in cash after determination by the Compensation Committee of the amount of the bonus earned based on the Committee's review of 2008 performance criteria established by the Committee and described below.  Shares of restricted stock are issued now, but the shares are subject to forfeiture to the extent the 2008 performance criteria described below are not achieved.  The number of shares of restricted stock issued now to each executive officer was determined by dividing the part of the dollar amount of bonus (based on the assumption that 100% of all performance target goals will be achieved) that is to be allocated to restricted stock by the closing sale price of a share of Common Stock on March 7, 2008.  That date was chosen, because on the preceding day the Company issued a press release that disclosed financial performance for year 2007 and for the fourth quarter of 2007, as well as certain statements about management's expectations for future performance.  On March 7, 2008 the closing sale price of our Common Stock was $2.03 per share.

Determinations about the extent to which bonuses have been earned under these awards will be made by the Compensation Committee of the Board following review of audited financial statements for 2008 and other information the Compensation Committee considers relevant.  Such determination will be made on or before March 14, 2009, or as soon as practicable thereafter as the timing of the annual audit of 2008 results permits.

The provisions of the awards for all executive officers to whom awards were made are uniform except for the amounts of the awards.  A bonus is to be paid only if the Company's deficit in Earnings Before Interest, Taxes, Depreciation, Amortization and before non-cash stock-based compensation expense (EBITDA) is at least 90% of the target performance level criteria established by the Compensation Committee in the awards.  If that EBITDA deficit performance is achieved, then the executive officers become eligible to earn bonuses based on four categories of performance during 2008 as follows:

(1)           Total Orders
(2)           EBITDA
(3)           Net Service Revenues
(4)           A discretionary component that is determined by the Compensation Committee with recommendations from our Chief Executive Officer.

If the minimum EBITDA target performance level is achieved, then the actual 2008 performance in each of the four categories is separately measured to determine whether any bonus is earned for performance in that category.  Each category carries equal weight and accounts for 25% of the potential bonuses than can be earned.  90% is the minimum level of actual performance that earns any bonus in any category.  90% actual performance compared to target performance earns a bonus equal to 75% of the target bonus cash and restricted stock for such performance category.  If 2008 actual performance exceeds 100% of the target performance level for a category, the bonus earned can be increased to up to 150% of the target bonus level for that category, which is the amount that would be earned if 2008 actual performance exceeds target performance levels by 125% or more.

Aggregate Award Amounts for Executive Officers

The bonus awards to seven executive officers approved by the Compensation Committee of the Board on March 4, 2008, under the 2008 Executive Incentive Bonus Plan, would result in aggregate bonus compensation for 2008 as follows:

If 2008 actual performance for all four bonus categories equals 90% of the target performance levels, the seven executive officers would earn bonuses of an aggregate of $293,231 of cash and an aggregate of 154,534 shares of restricted common stock.

If 2008 actual performance for all four bonus categories equals 100% of the target performance levels, the seven executive officers would earn bonuses of an aggregate of $390,975 of cash and an aggregate of 206,045 shares of restricted common stock.

If 2008 actual performance for all four bonus categories equals 125% of the target performance levels, the seven executive officers would earn bonuses of an aggregate of approximately an additional $405,000 above the amount that would be earned for 100% achievement of all target performance goals as described above.  The Company may elect to pay all such additional amount earned for performance that exceeds 100% of target performance goals in cash or may elect to pay up to 50% of such additional amount in shares of common stock valued at market price of our Common Stock when the Company makes that election.

Proportionate increases and decreases for 2008 actual performance that falls between the foregoing levels will be made under the terms of the 2008 Executive Incentive Bonus Plan as described above.

Under the terms of the award grants, the purchase price payable for the restricted common stock is equal to the par value of the shares.

Individual Executive Bonus Ranges

Eugene "Chip" Jennings, Chief Executive Officer, 2008 annual salary - $325,000.  He can earn a cash bonus of $121,875 for 90% achievement of all target goals or $162,500 for 100% achievement of all target goals.  He can also earn 60,037 restricted shares for 90% achievement of all target goals or 80,049 restricted shares for 100% achievement of all target goals.  If 125% of all target goals are achieved, he can earn an additional $162,500, of which the Company can elect to pay up to 50% in Common Stock valued at market value.

James Clark, Chief Financial Officer, 2008 annual salary - $200,000.  He can earn a cash bonus of $75,000 for 90% achievement of all target goals or $100,000 for 100% achievement of all target goals.  He can also earn 36,945 restricted shares for 90% achievement of all target goals or 49,261 restricted shares for 100% achievement of all target goals.  If 125% of all target goals are achieved, he can earn an additional $100,000, of which the Company can elect to pay up to 50% in Common Stock valued at market value.

Peter Benton, Chief Operating Officer, 2008 annual salary - $225,000.  He can earn a cash bonus of  $37,969 for 90% achievement of all target goals or $50,625 for 100% achievement of all target goals.  He can also earn 18,704 restricted shares for 90% achievement of all target goals or 24,938 shares for 100% achievement of all target goals.  If 125% of all target goals are achieved, he can earn an additional $50,625, of which the Company can elect to pay up to 50% in Common Stock valued at market value.

Item 9.01.       Financial Statements and Exhibits

Exhibit	Description
99.1	2008 Executive Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2008	etrials Worldwide, Inc.

By: /s/ James W. Clark, Jr.
Name: James W. Clark, Jr.
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	2008 Executive Incentive Bonus Plan